                                                                   Exhibit 5.0

                       Ater Wynne Hewitt Dodson & Skerritt, LLP
                             222 SW Columbia, Suite 1800
                               Portland, Oregon  97201
                                 Phone (503) 226-1191
                                  Fax (503) 226-0079



                                     May 30, 1997



Board of Directors
Claremont Technology Group, Inc.
1600 N.W. Compton Drive, Suite 210
Beaverton, Oregon  97006

Gentlemen:

    In connection with the registration of 200,000 shares of common stock, no par value (the "Common Stock"), of Claremont Technology Group, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on May 30, 1997, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1996 Stock Option Plan for Nonemployee Directors (the "1996 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

    Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the 1996 Plan, when such shares have been delivered against payment therefor as contemplated by the 1996 Plan, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                   Very truly yours,

                   /s/ Ater Wynne Hewitt Dodson & Skerritt, LLP

                   Ater Wynne Hewitt Dodson & Skerritt, LLP